EXHIBIT 10.1
CONSULTING SERVICES AGREEMENT
     This Consulting Services Agreement (this “Agreement”) is made on December 30, 2006 (the “Effective Date”) by and between Wendell Wierenga, Ph.D., 18608 Via Catania, Rancho Santa Fe, California 92091 (“Consultant”) and Neurocrine Biosciences, Inc., 12790 El Camino Real, San Diego, California 92130 (“Neurocrine”).
     WHEREAS, Neurocrine is engaged in the research and development of human pharmaceutical products;
     WHEREAS, Consultant has expertise in the area of research and development;
     WHEREAS, Neurocrine wishes to engage the Consultant to provide the services set forth below on the terms and conditions set forth herein and the Consultant wishes to be so retained.
     NOW THEREFORE, in consideration of the premises and of the mutual covenants, conditions and agreements contained herein, the parties agree as follows:
ARTICLE ONE
CONSULTING SERVICES
1.1 Engagement. Neurocrine hereby agrees to engage the Consultant to perform the services set forth in paragraph 1.2 hereof for the benefit of Neurocrine and the Consultant agrees to perform such services on the terms and conditions set forth herein.
1.2 Services to be Performed by Consultant. During the term of this Agreement, Consultant shall, under the direction of Gary A. Lyons, President and Chief Executive Officer, perform the services set forth below (collectively, the “Services”). Consultant shall:
     (a) advise on matters relating to Neurocrine’s research and development programs (the “Field”); and
     (b) perform such additional Services as mutually agreed upon by the parties.
1.3 Reporting. Neurocrine shall have the right to request written reports at any time during the term of this Agreement describing the progress, status of, data, costs and other matters pertaining to the Services as Neurocrine shall request. All such information arising out of the performance of the Services under this Agreement may be freely utilized by Neurocrine in any manner desired.
1.4 Location. The Services shall be performed at such place or places and at such time or times as Neurocrine and Consultant shall reasonably agree.
1.5 Time to be devoted. Consultant will provide not more than two (2) full days of consulting per quarter. Consultant may be sought by Neurocrine over the telephone or in person at the Consultant’s office or another reasonable location or through written correspondence, and will involve reviewing activities and developments relating to the Field.

ARTICLE TWO
COMPENSATION
2.1 Compensation. In full consideration of the Consultant’s performance of the Services, Neurocrine will pay to the Consultant twenty-five thousand ($25,000.00) per year payable in four (4) installments of twelve thousand five hundred dollars ($12,500.00) on June 1, 2007, December 31, 2007, June 1, 2008 and December 31, 2008 for a maximum retainer of fifty thousand dollars ($50,000.00).
2.2 Reimbursement. Neurocrine will reimburse Consultant for any and all reasonable travel related expenses (which shall be arranged and booked through Neurocrine’s on-site Travel Agent) incurred by Consultant in connection with Consultant’s performance of the Services, provided, however, that all such expenses must be preapproved by Neurocrine in writing. Reimbursement for travel related expenses will not include routine travel to and from work. Reimbursable travel expenses shall include automobile rental and other transportation expenses, hotel expenses and meals. All requests for reimbursement for travel-related expenses must be accompanied by documentation in form and detail sufficient to meet the requirements of the taxing authorities with respect to recognition of business-related travel expenses for corporate tax purposes.
ARTICLE THREE
WARRANTIES AND COVENANTS
3.1 Consultant’s Warranties. The Consultant represents and warrants:
     (a) Consultant has not entered into any agreement, whether written or oral, in conflict with this Agreement; and
     (b) Consultant has the full power and authority to enter into this Agreement.
3.2 Consultant’s Covenants. Consultant:
     (a) shall act as an independent contractor with no authority to obligate Neurocrine by contract or otherwise and not as an employee or officer of Neurocrine;
     (b) shall exercise only such powers and perform such duties as may from time to time be vested in Consultant or assigned to Consultant by Neurocrine;
     (c) shall perform the Services and promote the interests of Neurocrine to the best of Consultant’s skill and ability;
     (d) shall comply with all standards of safety, take due regard and comply with the safety regulations of Neurocrine and all statutory provisions in effect and report to Neurocrine any incident which could give rise to unsafe working conditions or practices;
     (e) shall not assign or subcontract performance of this Agreement or any of the Services to any person, firm, company or organization without Neurocrine’s prior written consent;
     (f) shall not recruit, solicit or induce any Neurocrine employee, client, customer or account to terminate their employment or relationship with Neurocrine;

     (g) shall not, during the term of this Agreement, enter into any other agreement, whether written or oral, which would conflict with Consultant’s obligations hereunder or engage in any activity which relates to a business directly competing or attempting to directly compete with Neurocrine, and provided, however, that the above shall not prevent the Consultant from engaging in any academic research, teaching or related non-commercial activity; and
     (h) shall not initiate or participate in any communications with the United States Food and Drug Administration, other governmental agency or foreign equivalent concerning the subject matter hereof unless required by law or requested to do so by Neurocrine, and then, only upon prior consultation with Neurocrine.
ARTICLE FOUR
CONFIDENTIAL INFORMATION
4.1 Confidentiality. Neurocrine Confidential Information shall mean all information concerning Neurocrine, and/or Consultant’s Services to Neurocrine hereunder which is disclosed to Consultant by Neurocrine or which results from, or in connection with, any Services performed by Consultant pursuant to this Agreement or Consultant’s presence at the Neurocrine facilities. Consultant shall, during the term of this Agreement and for a period of five (5) years thereafter, keep all Neurocrine Confidential Information confidential and use such information only for the purposes expressly set forth herein. Such Neurocrine Confidential Information includes, but is not limited to, confidential or proprietary information, data and information developed by Consultant in performing the Services, materials, know-how and other data, both technical and non-technical.
4.2 Access. Consultant agrees to limit the access to Neurocrine Confidential Information to only those persons under Consultant’s direct control who, with Neurocrine’s knowledge and consent, are responsible for performing the Services set forth in Article One.
4.3 Authorized Disclosure. Consultant shall have no obligation of confidentiality and non-use with respect to any portion of Neurocrine Confidential Information which (i) is or later becomes generally available to the public by use, publication or the like, through no act or omission of Consultant; (ii) is obtained from a third party who had the legal right to disclose the information to Consultant; or (iii) Consultant already possesses as evidenced by Consultant’s written records predating receipt thereof from Neurocrine or development pursuant to the Services.
4.4 Return of Information. Upon the termination of this Agreement, Consultant will promptly return to Neurocrine all materials, records, documents, and other Neurocrine Confidential Information in tangible form. Consultant shall retain no copies of such materials and information and, if requested by Neurocrine, will delete all Neurocrine Confidential Information stored in any magnetic or optical disc or memory.
4.5 Third Party Information. Consultant shall not, in connection with the Services to be performed under this Agreement, disclose to Neurocrine any information which is confidential or proprietary to Consultant or any third party.

ARTICLE FIVE
INTELLECTUAL PROPERTY
5.1 Ownership. Consultant agrees that any information, including but not limited to discoveries, inventions, copyright, design rights, patents, innovations, suggestions, know-how, ideas and reports made by Consultant to Neurocrine which result from, or are related to, information disclosed by Neurocrine to Consultant or which are developed as a result of, or in connection with, Consultant’s Services under this Agreement shall be promptly disclosed to Neurocrine and treated by Consultant as the sole property of Neurocrine (“Neurocrine Intellectual Property”).
5.2 Assignment. Consultant agrees to assign to Neurocrine any rights that Consultant may have in any Neurocrine Intellectual Property, and further agrees to assist Neurocrine (at Neurocrine’s expense) in obtaining, enforcing and maintaining Neurocrine’s rights in and to the Neurocrine Intellectual Property and irrevocably appoints Neurocrine and its duly authorized officers and agents as his agents and attorneys for such purpose.
ARTICLE SIX
RELATIONSHIP OF THE PARTIES
6.1 Relationship. The relationship of Consultant to Neurocrine will be one of independent contractor and at no time will Consultant hold itself out to be an employee of Neurocrine or represent itself, either directly or indirectly, as being connected with or interested in the business of Neurocrine.
6.2 No Withholding. No amount will be deducted or withheld from Neurocrine’s payment to Consultant for state, federal or local taxes. No FICA, FUTA, SDI or state unemployment taxes will be payable by Neurocrine on Consultant’s behalf and Consultant will be solely responsible for and will pay such taxes.
6.3 Benefits. Consultant shall not claim the status, prerequisites or benefits of a Neurocrine employee. Consultant agrees that Consultant is not eligible for coverage or to receive any benefit under any Neurocrine employee benefit plan or employee compensation arrangement, including without limitation, any and all medical and dental plans, bonus or incentive plans, retirement benefit plans, stock plans, disability benefit plans, life insurance and any and all other such plans or benefits. Even if Consultant were to become or be deemed to be a common-law employee of Neurocrine, Consultant still shall not be eligible for coverage or to receive any benefit under any Neurocrine employee benefit plan or any employee compensation arrangement with respect to any period during which Neurocrine classified the individual as a Consultant.
6.4 Taxes/Fees and Costs/Expenses Indemnification. This Agreement constitutes a contract for the provision of Services and not a contract for employment and, accordingly, Consultant will be fully responsible for and will indemnify Neurocrine for and in respect of any state, local or federal taxes or fees including without limitation, income tax withholding, employment and self-employment taxes, FUTA, SDI and state unemployment taxes together with any other liability, deduction, contribution, assessment or claim arising from or made in connection with the payment by Neurocrine under this Agreement. The Consultant will further indemnify Neurocrine against all reasonable costs and expenses and any penalty, fine or interest incurred or payable by Neurocrine in connection with or in consequence of such liability, deduction, contribution, assessment or claim. Neurocrine may, at its option, satisfy such indemnity (in whole or in part) by way of deduction from the fees and/or expenses payable by Neurocrine to Consultant hereunder.

6.5 Worker’s Compensation. Consultant acknowledges that if Consultant is injured while performing work for Neurocrine hereunder, Consultant will not be covered for such injury under Neurocrine’s insurance policies, including under any Worker’s Compensation coverage provided for Neurocrine’s employees and further acknowledges that Consultant is solely responsible for providing Worker’s Compensation insurance for Consultant and Consultant’s employees.
ARTICLE SEVEN
TERM AND TERMINATION
7.1 Term. This Agreement shall terminate two (2) years from the Effective Date. At the end of the two (2) year term, this Agreement may be renewed on equivalent terms and conditions upon the mutual written consent of the parties.
7.2 Termination. This Agreement may be terminated by either party at any time upon written notice to the other party. In the event this Agreement shall be so terminated by either party, upon submission to Neurocrine by Consultant of reasonable documentation of all work performed by Consultant to such date, Consultant shall be entitled to recover payment for all work actually performed prior to the date of termination.
7.3 Effect of Termination. Upon the termination of this Agreement, each party shall be released from all obligations and liabilities hereunder except those arising under Articles Four and Five.
ARTICLE EIGHT
INDEMNIFICATION AND INSURANCE
8.1 Indemnification. Consultant hereby agrees to indemnify and save harmless Neurocrine, its officers, directors, employees and agents against all liability, obligations, claims, loss and expense arising out of acts or omissions of the Consultant in performing the Services hereunder, provided however, in no event will Consultant’s liability to Neurocrine hereunder exceed amounts paid by Neurocrine to Consultant pursuant to Article Two above.
8.2 Consequential Damages. Neither party shall be liable to the other for any consequential damages.
ARTICLE NINE
MISCELLANEOUS
9.1 Waiver. None of the terms of this Agreement may be waived except by an express agreement in writing signed by the party against whom enforcement of such waiver is sought. The failure or delay of either party in enforcing any of its rights under this Agreement shall not be deemed a continuing waiver of such right.
9.2 Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings among the parties (whether written or oral) relating to said subject matter.

9.3 Amendments. This Agreement may not be released, discharged, amended or modified in any manner except by an instrument in writing signed by Consultant and a duly authorized officer of Neurocrine.
9.4 Assignment. Neurocrine has specifically contracted for the Services of Consultant and, therefore, Consultant may not assign or delegate Consultant’s obligations under this Agreement, either in whole or in part, without the prior written consent of Neurocrine. Neurocrine may assign this Agreement at any time without the prior consent of Consultant.
9.5 Severability. If any provision of this Agreement is, becomes, or is deemed invalid, illegal or unenforceable in any jurisdiction, such provision shall be deemed amended to conform to the applicable laws so as to be valid and enforceable, or, if it can not be so amended without materially altering the intention of the parties hereto, it shall be stricken and the remainder of this Agreement shall remain in full force and effect.
9.6 Headings. Article and Section headings contained in the Agreement are included for convenience only and are not to be used in construing or interpreting this Agreement.
9.7 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original and all of which together shall constitute one and the same document, binding on all parties notwithstanding that each of the parties may have signed different counterparts.
9.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the state of California and the parties to this Agreement hereby submit to the exclusive jurisdiction of the California courts, both state and federal.
9.9 Public Announcements. Consultant may not make any press release, statement or public announcement that mentions or refers to Neurocrine without Neurocrine’s prior written consent.
9.10 Employment. Consultant certifies that Services furnished under this Agreement have been furnished in full compliance with all applicable federal and state laws and regulations relating to nondiscrimination in employment. Consultant certifies that it does not maintain any segregated facilities.
     IN WITNESS WHEREOF, the parties have entered into this Agreement on the date first above written.

CONSULTANT
/s/ Wendell Wierenga, Ph.D.
Name:	Wendell Wierenga, Ph.D.

NEUROCRINE BIOSCIENCES, INC.
/s/ Gary A. Lyons
By:	Gary A. Lyons
Title:	President and Chief Executive Officer

Exhibit A
Non-Employee Information Security Agreement
     As a contractor to Neurocrine you are advised that continued assignment in this capacity requires you to abide by the following information security policies and that any violation of these guidelines will result in loss of all access privileges.
1. I will not give to any other person the USER Identification or passwords which may be issued to me to access Neurocrine’s electronic systems unless authorized in writing by the sponsoring Neurocrine manager or the Manager of Information Protection Services.
2. I will not obtain, possess or use in any manner another person’s USER identification or Neurocrine staff member’s password. If I do come into possession of a Neurocrine staff member’s password I will not keep a record of it or disclose the password to any other person. I will immediately inform the staff member of the disclosure so that the password may be changed.
3. I will not attempt to access or possess any Neurocrine financial, technical, proprietary, customer, employee or any other information for which I am not entitled or authorized.
4. I will treat all Neurocrine information as confidential and not distribute or disseminate its contents unless authorized according to Neurocrine policy or in writing by the appropriate Neurocrine manager.
5. I will treat all Neurocrine data, reports, documents, manuals, programs, and listings, as well as all other work products, as confidential and belonging exclusively to Neurocrine.
6. I will not copy, distribute or reveal the contents of all or any part of any computer program, program documentation, system documentation, user manuals data or other assignment(s) except as so directed by the sponsoring Neurocrine manager.
7. I will safeguard all assets assigned to me by Neurocrine and use these assets for business purposes only.
8. I will be responsible for maintaining the security of any personal computer (MACs or PCs), peripheral devices, or software assigned to me by Neurocrine. I will not possess or introduce any unauthorized software on any Neurocrine computer system including MACs or PCs whether assigned or not assigned to me.
9. I will make no attempt to enter into any Neurocrine facility, room or area for which I have not been properly authorized. I will not abuse or misuse my authority to gain access into any facility, room or area.
10. I will abide by all other Neurocrine Security policies, procedures, and standards developed during the term of this Agreement.
     I have read and completely understand all of the above and will abide by these guidelines as defined. I will direct questions concerning information security to (x7754) and concerning facility security to (x7655).

/s/ Wendell Wierenga, Ph.D.
Wendell Wierenga, Ph.D.